Exhibit 99.1

Vaccitech acquires Avidea Technologies to expand product pipeline and strengthen scientific leadership in immunotherapies and vaccines

December 13, 2021

•	Complementary technology platforms, expertise and capabilities provide unique synergistic opportunities.

•	Exciting product candidates for oncology and autoimmunity based on the innovative SNAPvaxTM platform, which has demonstrated unprecedented control over T cell induction.

•	World-class scientific team out of the NIH’s Vaccine Research Center with deep R&D capabilities.

•	U.S. operational presence in Maryland complements Vaccitech’s established capabilities and reinforces its position as a fast-growing global leader in immunotherapies and vaccines.

A conference call and webcast will be held on December 14, 2021, at 8:30 a.m. EST (1:30 p.m. GMT). The webcast link and presentation can be found on the Events section of the Vaccitech website here.

OXFORD, United Kingdom and BALTIMORE, – Dec. 13, 2021 (GLOBE NEWSWIRE) – Vaccitech plc (NASDAQ: VACC), a clinical-stage biopharmaceutical company engaged in the discovery and development of novel immunotherapies and vaccines, today announced that it has acquired US-based Avidea Technologies, Inc. (“Avidea”).

The consideration to Avidea’s existing shareholders is $40 million (comprised of approximately $12.5 million in cash and $27.5 million in Vaccitech American Depository Shares) in addition to potential future payments that are conditioned upon the achievement of certain development milestones.

The acquisition of Avidea strengthens Vaccitech’s position as a leader in immunotherapies and vaccines.

Product candidates: Avidea’s existing product candidates are based on its SNAPvaxTM platform. As reported in several recent high-profile publications, Nature Biotechnology and Nature Immunology, the SNAPvaxTM platform uses self-assembly to co-deliver multiple antigens and immunomodulators in nanoparticles of precise, programmable size and composition, thereby enabling immunotherapy product candidates with tighter control over immune responses. The SNAPvaxTM platform can be configured either to induce high magnitude cytotoxic T cells for treating cancer and chronic infections or to induce regulatory T cells for treating autoimmunity and allergies.

Within oncology, Avidea’s platform will expand Vaccitech’s pool of target antigens and can be used to augment Vaccitech’s heterologous prime-boost vaccines, thereby increasing the probability of therapeutic success in this highly competitive area. The ability to induce antigen-specific regulatory CD4+ T cells with SNAPvaxTM also broadens the range of therapeutic areas that Vaccitech can pursue to include allergies and autoimmune diseases, each with significant market potential.

In both therapeutic areas, Avidea’s product candidates have been validated in rigorous preclinical (in vivo) proof of concept studies and are within approximately 12 months of IND filing.

A platform and discovery engine: Avidea was founded in 2016 to develop next generation T cell immunotherapies and draws on its founders’ research at several of the world’s leading institutions, including the Vaccine Research Center at the National Institutes of Health (NIH), the Johns Hopkins University, and the University of Oxford.

Avidea’s co-founders – Geoffrey Lynn, Ph.D., and Andrew Ishizuka, Ph.D. – will both join Vaccitech to continue to drive development of SNAPvaxTM product candidates and expand Vaccitech’s U.S. operational presence. The deep R&D capabilities of the combined teams will ensure the full potential of the technology platforms can be realized to fuel a more diverse and resilient pipeline of product candidates.

“Avidea’s technologies are complementary to our own ChAdOx-MVA prime-boost platform and create a powerful opportunity to accelerate the development of novel product candidates for exciting new disease areas,” said Bill Enright, Chief Executive Officer of Vaccitech. “This is a timely and synergistic acquisition which also grows our operational and R&D presence in the United States.”

Thomas Evans, M.D., Chief Scientific Officer of Vaccitech, said “Avidea’s SNAPvaxTM platform is designed to address key limitations of competing approaches and offers an innovative means for developing more effective immunotherapies for oncology, infectious diseases and now autoimmunity. There is potential to mix platforms, such as a ChAdOx and SNAPvax in prime-boost combinations, which may provide advantages in terms of safety, manufacturability, and efficacy for expanding our pipeline. In addition, we have a common heritage: both of our companies emerged from leading vaccine centers, including the University of Oxford, with a common objective to harness the immune system to treat and cure serious diseases.”

“We are excited to become part of Vaccitech and have a shared vision for advancing the next generation of immunotherapies. Vaccitech is a perfect fit for the Avidea team and technology. Our teams are both expert in immunotherapies leveraging T cell and antibody immunity, but we have unique and complementary approaches that we expect will lead to immense synergies. The Vaccitech team has also built an impressive infrastructure and capabilities that will help realize the full potential of Avidea’s technologies and accelerate the development of promising immunotherapy product candidates to patients who need them. Their commitment to R&D also provides an ideal setting to advance several other promising early-stage assets in Avidea’s pipeline, including our programs in RNA delivery” said Geoffrey Lynn, Ph.D., Chief Executive Officer of Avidea.

Conference call and webcast information

Vaccitech will host a live conference call and webcast today, December 14, 2021 at 8:30 a.m. EST. Listeners may access the live webcast by visiting the Company’s website at https://investors.vaccitech.co.uk/news-and-events/events. Investors may participate in the conference call by dialing (866) 966-1396 in the U.S., or +44 (0) 2071 928000 outside the U.S., and entering passcode 6917947. An archived version of the webcast will be available for 12 months at https://investors.vaccitech.co.uk/news-and-events/events.

About Vaccitech Plc.

Vaccitech (“the Company”) is a clinical-stage biopharmaceutical company engaged in the discovery and development of novel immunotherapies and vaccines for the treatment and prevention of infectious diseases and cancer. The company’s proprietary platform comprises proprietary modified simian adenoviral vectors, known as ChAdOx1 and ChAdOx2, as well as the well-validated Modified Vaccinia Ankara, or MVA, boost vector, both with demonstrable tolerability profiles and without the ability to replicate in humans. The combination of a ChAdOx prime treatment with subsequent MVA boost has consistently generated significantly higher magnitudes of CD8+ T cells compared with other technologies and approaches. The company has a broad pipeline of both clinical and preclinical stage therapeutic programs in solid tumors and viral infections and prophylactic viral vaccine programs. Vaccitech co-invented a COVID-19 vaccine with the University of Oxford, now approved for use in many territories and exclusively licensed worldwide to AstraZeneca through Oxford University Innovation, or OUI. Vaccitech is entitled to receive a share of the milestones and royalty income received by OUI from AstraZeneca.

About Avidea Technologies

Avidea is a privately-held biotechnology company that is advancing the next generation of safer and more effective T cell immunotherapies for treating cancer, infections, and autoimmune diseases. Avidea’s precision immunotherapies are enabled by polymer-drug conjugate technologies, which are purpose-built to address the need for improved T cell and antibody-based immunotherapies. Avidea’s platforms have established cGMP processes and compelling in vivo proof-of-concept data in rigorous preclinical models, and enable a strong pipeline of immunotherapies that will enter clinical testing in 2022 and 2023. For more information visit www.avideatechnologies.com.

Forward Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, without limitation, express or implied statements regarding: the expected benefits of the Company’s acquisition of Avidea, including the continued development of the SNAPVax platform and expansion of the Company’s product candidate pipeline. The words “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any forward-looking statements in this press release are based on management’s current expectations and beliefs and are subject to numerous risks, uncertainties and important factors that may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements contained in this press release, including, without limitation: the success, cost and timing of the Company’s product development activities and planned and ongoing clinical trials, the Company’s ability to execute on its strategy, regulatory developments, the Company’s ability to fund its operations and the impact that the current COVID-19 pandemic will have on the Company’s clinical trials and preclinical studies and other risks identified in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including its Quarterly Report on Form 10-Q for the first quarter of 2021 and subsequent filings with the SEC. The Company cautions you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made. The Company expressly disclaims any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

Media contacts:

Katja Stout

Scius Communications (EU)

Direct: +44 (0) 7789435990

Email: katja@sciuscommunications.com

Robert Flamm, Ph.D.

Burns McClellan, Inc.

212-213-0006 ext. 364

Email: rflamm@burnsmc.com

Henry Hodge

Vaccitech

Email: henry.hodge@vaccitech.co.uk